Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261034

PROSPECTUS SUPPLEMENT NO. 13
(to prospectus dated April 13, 2022)

190,726,638 Shares of Class A Common Stock Issuable Upon the Exchange of Paired Interests

32,500,000 Shares of Class A Common Stock issued in the PIPE Financing

5,184,300 Shares of Class A Common Stock Issued in Respect of Founder Shares

3,151,890 shares of Class A Common Stock Issued Upon the Exchange of a Portion of the Private Placement Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 13, 2022 (as amended and supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 13, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus relates to the issuance by us, and the resale by the Selling Securityholders (as defined in “Selling Securityholders” below), of up to 190,726,638 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exchange of an equal number of Paired Interests (the “Legacy Opco Shares”). The prospectus also relates to the resale by the Selling Securityholders of (i) 32,500,000 shares of Class A Common Stock (the “PIPE Shares”) issued in the PIPE Financing; (ii) 5,184,300 shares of Class A Common Stock issued to VPC Impact Acquisition Holdings Sponsor, LLC (the “Sponsor”) and certain of its affiliates that relate to securities acquired by them prior to the IPO (the “Founder Shares”); and (iii) 3,151,890 shares of Class A Common Stock issued to the Sponsor upon the exercise of a portion of the Private Placement Warrants (the “Private Warrant Shares”). Unless otherwise defined, capitalized terms have the meanings ascribed to them in the section entitled “About this Prospectus”.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “BKKT” and our warrants to purchase Class A Common Stock (the “Warrants”) are listed on NYSE under the symbol “BKKT WS.” On October 11, 2022, the last quoted sale price for our Class A Common Stock as reported on NYSE was $2.11 per share and the last quoted sale price for our Warrants as reported on NYSE was $0.47 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and have elected to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” of the Prospectus.

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2022

Bakkt Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 534-5849

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2022, Bakkt Holdings, Inc. (the “Company”) entered into an Employment Agreement with Karen Alexander, the Company’s Chief Financial Officer and Principal Financial Officer (the “Employment Agreement”), which replaces and supersedes any prior agreements between Ms. Alexander and the Company.

The Employment Agreement sets forth Ms. Alexander’s title, annual base salary of $400,000 per year, annual target bonus of 100% of base salary, the terms of an initial equity grant, the terms of which are described in the Company’s current report on Form 8-K/A filed with the U.S. Securities and Exchange Commission on October 13, 2022 and are incorporated by reference herein, and eligibility to be granted future discretionary equity awards, employee benefit plan eligibility and vacation accrual. The Employment Agreement provides a one (1) year term with automatic one (1) year extensions unless either party provides notice of non-renewal. If Ms. Alexander’s employment is terminated by the Company other than for Cause or Disability or due to the Company’s non-renewal of the Employment Agreement, or Ms. Alexander resigns for Good Reason and such termination is unrelated to a Change in Control (as such terms are defined in the Employment Agreement) Ms. Alexander is entitled to (i) a lump sum payment equal to two times base salary; (ii) a lump sum payment equal to one (1) times the greater of (a) the average of the last three annual bonus payments or (b) the last annual bonus payment; (iii) with respect to awards granted under the Company’s 2021 Omnibus Employee Incentive Plan (the “2021 Plan”) or any succesor plan, full vesting acceleration of time-vested Company options and equity-based grants and vesting of performance-based equity grants based on actual performance achieved and a one-year post-termination exercise period for Company options; and (iv) a lump sum cash payment equal to one year of COBRA coverage premiums.

If Ms. Alexander’s employment is terminated by the Company other than for Cause or Disability or due to the Company’s non-renewal of the Employment Agreement, or Ms. Alexander resigns for Good Reason, in each case within two (2) years following a Change in Control, Ms. Alexander is entitled to (i) a lump sum payment equal to two times base salary; (ii) a lump sum payment equal to one (1) times the greatest of (a) the average of the last three annual bonus payments, (b) the last annual bonus payment, or (c) the last bonus prior to the Change in Control; (iii) with respect to awards granted under the 2021 Plan or any successor plan, full vesting acceleration of outstanding Company options and equity-based grants with vesting of performance-based equity grants based on greater of target level or actual performance through the Change in Control and of a one-year post-termination exercise period for Company options, and (iv) a lump sum cash payment equal to one year of COBRA coverage premiums. Payment of the severance is conditioned on execution of a release of claims agreement by Ms. Alexander. The Employment Agreement includes a confidential information agreement and one (1) year post-termination non-solicit and non-competition covenants.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated October 12, 2022, by and between Karen Alexander and the Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 13, 2022

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary